EXHIBIT 99.1

Latham Group, Inc. Reports Third Quarter Fiscal 2021 Financial Results

Record Third Quarter Year-Over-Year Net Sales Growth of 27%

Reflects Strong Consumer Demand as Homeowners Continue to Invest in the Backyard

Company Affirms Full Fiscal Year 2021 Net Sales and Adjusted EBITDA Guidance

Supplemental Presentation Posted to the Latham Investor Relations Website

LATHAM, N.Y. – November 10, 2021– Latham Group, Inc. (NASDAQ: SWIM) (“Latham” or "the Company"), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the third quarter and nine months of its fiscal year 2021 ended October 2, 2021.

Third Quarter Fiscal 2021 Highlights:

•	Net sales of $162.0 million, up 27.0% year-over-year
•	Net loss of $11.3 million versus net income of $17.7 million in the prior year period, representing a 7.0% net loss margin
•	Adjusted EBITDA of $36.1 million, up 2.7% year-over-year, representing a 22.3% Adjusted EBITDA margin

Nine Months Fiscal 2021 Highlights:

•	Net sales of $491.6 million, up 68.7% year-over-year
•	Net loss of $56.4 million versus net income of $18.7 million in the prior year period, representing an 11.5% net loss margin
•	Adjusted EBITDA of $112.5 million, up 69.5% year-over-year, representing a 22.9% Adjusted EBITDA margin

“We are pleased with our record sales in this year’s third quarter, which shows that homeowners’ appetite for pool ownership and purchasing our products is strong and growing” said Scott Rajeski, President and Chief Executive Officer of Latham. “Latham achieved this growth despite significant raw material shortages affecting our fiberglass pools, which limited the profit flow-through of our sales growth.”

Mr. Rajeski continued, “I am proud of our team’s resourcefulness in securing new sources of raw material supply, increasing manufacturing capacity, and devising other productivity solutions that will allow us to produce substantially more pools as we move into the fourth quarter and 2022. The actions we are taking, paired with robust consumer demand and our proprietary approach to making pool buying simpler for homeowners, give us confidence in realizing the sales and profit goals that we’ve set for the business.”

Third Quarter Fiscal 2021 Results

Net sales for the third quarter of fiscal 2021 increased to $162.0 million, up $34.5 million or 27.0%, from the prior year’s third quarter. The increase was primarily attributable to increased volume, price increases, and the acquisition of GL International, LLC (“GLI”), partially offset by decreased volume in our in-ground swimming pool category because of substantially constrained raw material supplies used in fiberglass pool construction.

Gross profit for the third quarter of fiscal 2021 increased modestly to $51.0 million, up $0.7 million or 1.4%, versus the prior year’s third quarter, mainly because of an increase in net sales, which was partially offset by the addition of non-cash stock-based compensation expense of $1.9 million. Gross margin decreased to 31.5% compared to 39.5% for the prior year period, driven by an adverse sales mix away from our in-ground pool sales, particularly in fiberglass pools; a strategic decision that opened a timing difference between the Company’s price increases and the cost inflation associated with the fiberglass pools, raw material shortages and the operational inefficiencies that accompanied them.

Selling, general, and administrative expenses (“SG&A”) increased to $48.1 million from $20.1 million in the third quarter of 2020, driven primarily by a $24.7 million increase in stock-based compensation expense to $25.7 million, investments in increased customer-facing personnel to support future growth, increased expenses related to the acquisition of GLI and ongoing public company costs. SG&A as a percent of net sales increased from 15.8% to 29.7%.

Net loss was $11.3 million, or ($0.10) per share compared to net income of $17.7 million, or $0.18 per share, for the prior year’s third quarter, driven primarily by non-cash stock-based compensation expense of $27.6 million. Net loss margin was 7.0% compared to a net income margin of 13.9% for the third quarter of fiscal 2020.

Adjusted EBITDA for the third quarter of fiscal 2021 was $36.1 million, up $0.9 million or 2.7%, from the prior year’s third quarter. Adjusted EBITDA margin decreased to 22.3% from 27.6% for the prior year period.

Nine Months Fiscal 2021 Results

Net sales for the nine months ended October 2, 2021 increased to $491.6 million, up $200.1 million or 68.7% from the comparable prior year period. The strong sales increase spanned across product lines and was primarily attributable to strong market demand, homeowner preferences for Latham’s products, expanded strategic partnerships within the Company’s network of dealers, and the acquisition of GLI.

Gross profit for the nine months ended October 2, 2021 increased to $161.8 million, up $57.0 million or 54.4%, from the prior year period. Gross margin decreased to 32.9% compared to 35.9% for the prior year period, driven by supply chain headwinds, strategic decisions around re-pricing our order backlog, and stock-based compensation expense.

Selling, general, and administrative expenses increased to $170.5 million from $50.9 million in the prior year period, driven primarily by an increase of $96.4 million in non-cash stock-based compensation expense to $97.8 million, higher salaries and wages associated with increased customer-facing headcount to support future business growth, as well as the acquisition of GLI and ongoing public company costs. SG&A as a percent of net sales increased to 34.7% from 17.5%.

Net loss was $56.4 million, or ($0.51) per share, for the nine months ended October 2, 2021 compared to a net income of $18.7 million, or $0.19 per share, in the prior year period, driven primarily by non-cash stock-based compensation expense of $104.6 million. Net loss margin for the nine months ended October 2, 2021 was 11.5% compared to a net income margin of 6.4% for the prior year period.

Adjusted EBITDA for the nine months ended October 2, 2021 was $112.5 million, up $46.1 million or 69.5%, from the prior year period. Adjusted EBITDA margin for the nine months ended July 3, 2021 remained flat at 22.9% compared to 22.8% for the prior year period.

Balance Sheet, Cash Flow and Liquidity

As of October 2, 2021, the Company had cash and cash equivalents of $90.9 million, $30.0 million undrawn on its revolving credit facility, and total debt of $234.2 million.

Net cash provided by operating activities was $29.4 million for the nine months ended October 2, 2021 versus $55.1 million in the prior year period, driven by higher working capital to support sales growth.

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Capital expenditures totaled $6.2 million in the third quarter of fiscal 2021 compared to $3.5 million in the prior year period. The increase in capital spending was primarily related to the Company’s capacity expansion for fiberglass pools. Capital expenditures totaled $19.2 million in the nine months ended October 2, 2021 compared to $9.7 million in the prior year period.

Fiscal 2021 Outlook

Latham affirms its existing net sales and Adjusted EBITDA guidance for the full year fiscal 2021. The Company’s financial outlook reflects its financial results for the first nine months of fiscal 2021; ongoing growth in outdoor living expenditures; execution of its strategic initiatives, including efforts to drive the material conversion to fiberglass; leveraging its unique direct-to-homeowner digital strategies to generate leads for its dealer partners; and ongoing management of supply chain and raw material-related headwinds.

Metric	Low	High
Net Sales	$600 million	$620 million
Adjusted EBITDA	$130 million	$138 million

The Company also updates its capital expenditure guidance for the full year fiscal 2021. The revised outlook reflects updated estimates of the timing of certain projects.

Metric	Current Outlook	Prior Outlook
Total Capex	$24 million to $28 million	$28 million to $36 million

Conference Call Details

Latham will hold a conference call to discuss its third quarter 2021 financial results today, November 10, 2021, at 9:00 AM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10161354/eef981226a. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:
PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

A replay, along with related presentation materials, will be available approximately two hours after the conclusion of the call on the Company’s investor relations website under “Events & Presentations” or by dialing 1-877-344-7529 or 1-412-317-0088. The conference ID for the replay is 10161354. The replay will be available through November 24, 2021.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has coast-to-coast operations consisting of over 2,000 employees across 32 facilities.

Non-GAAP Financial Measures

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We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures that exclude the impact of certain costs, losses and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled our historic Adjusted EBITDA to the applicable most comparable GAAP measure, net income, throughout this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) other and (xi) IPO costs.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin following this offering, and any such modification may be material. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to imply that our future results will be unaffected by any such adjustments. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;
•	do not reflect changes in our working capital needs;
•	do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

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•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;
•	do not reflect non-cash equity compensation, which will remain a key element of our overall equity-based compensation package; and
•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Forward-looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to: secular shifts in consumer demand for swimming pools and spending on outdoor living spaces; slow pace of material conversion from concrete pools to fiberglass pools in the pool industry; general economic conditions and uncertainties affecting markets in which we operate and economic volatility that could adversely impact the Company’s business, including the COVID-19 pandemic; changes in access to consumer credit or increases in interest rates impacting consumers’ ability to finance their purchases of pools; the impact of weather on the Company’s business; the Company’s ability to attract new customers and retain existing customers; the Company’s ability to sustain further growth and to manage it effectively; the ability of the Company’s suppliers to continue to deliver the quantity or quality of materials sufficient to meet the Company’s needs to manufacture the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; product quality issues; the Company’s ability to successfully defend litigation brought against the Company; the Company’s ability to adequately obtain, maintain, protect and enforce the Company’s intellectual property and proprietary rights and claims of intellectual property and proprietary right infringement, misappropriation or other violation by competitors and third parties; failure to hire and retain qualified employees and personnel; exposure to risks associated with international sales and operations, including foreign currency exchange rates, corruption and instability; security breaches, cyber-attacks and other interruptions to the Company’s and the Company’s third-party service providers’ technological and physical infrastructures; catastrophic events, including war, terrorism and other international conflicts, public health issues or natural catastrophes and accidents; risk of increased regulation of the Company’s operations, particularly related to environmental laws and other risks, uncertainties and factors described under the section titled “Risk Factors” in the registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company, as well as other filings that the Company will make, or has made, with the SEC, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

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Investor Contact:

Nicole Briguet

Edelman for Latham

latham@edelman.com

646-750-7235

Media Contact:

Crista Leigh Wunsch

CristaLeighWunsch@lathampool.com

518-810-5337

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Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Net sales	$161,957	$127,512	$491,592	$291,468
Cost of sales	110,965	77,204	329,805	186,699
Gross profit	50,992	50,308	161,787	104,769
Selling, general and administrative expense	48,072	20,096	170,532	50,888
Amortization	5,486	4,047	16,560	12,173
(Loss) income from operations	(2,566)	26,165	(25,305)	41,708
Other expense (income):
Interest expense	4,271	3,992	20,843	13,633
Other (income) expense, net	(2,538)	(1,378)	(3,887)	1,121
Total other expense, net	1,733	2,614	16,956	14,754
Earnings from equity method investment	810	–	1,808	–
(Loss) income before income taxes	(3,489)	23,551	(40,453)	26,954
Income tax expense	7,807	5,811	15,908	8,251
Net (loss) income	$(11,296)	$17,740	$(56,361)	$18,703

Net (loss) income per share attributable to common stockholders:
Basic	$(0.10)	$0.18	$(0.51)	$0.19
Diluted	$(0.10)	$0.18	$(0.51)	$0.19
Weighted average common shares outstanding―basic and diluted
Basic	112,153,832	97,393,002	110,121,240	96,665,708
Diluted	112,153,832	98,011,795	110,121,240	97,122,885

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Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	October 2, 2021	December 31, 2020
Assets
Current assets:
Cash	$90,869	$59,310
Trade receivables, net	75,314	32,758
Inventories, net	80,705	64,818
Income tax receivable	6,129	4,377
Prepaid expenses and other current assets	10,676	6,063
Total current assets	263,693	167,326
Property and equipment, net	58,767	47,357
Equity method investment	21,997	25,384
Deferred tax assets	793	345
Deferred offering costs	–	1,041
Goodwill	115,158	115,750
Intangible assets, net	271,831	289,473
Other assets	1,506	–
Total assets	$733,745	$646,676

Liabilities and Stockholders' equity
Current liabilities:
Accounts payable	$39,921	$29,789
Accounts payable - related party	1,050	500
Current maturities of long-term debt	14,234	13,042
Accrued expenses and other current liabilities	59,454	50,606
Total current liabilities	114,659	93,937
Long-term debt, net of discount and current portion	219,967	208,454
Deferred income tax liabilities, net	55,949	55,193
Liability for uncertain tax positions	5,649	5,540
Other long-term liabilities	2,026	1,943
Total liabilities	398,250	365,067
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 and no shares authorized as of October 2, 2021 and December 31, 2020, respectively; no shares issued and outstanding as of both October 2, 2021 and December 31, 2020	–	–
Common stock, $0.0001 par value; 900,000,000 and 500,000,000 shares authorized as of October 2, 2021 and December 31, 2020, respectively; 119,849,589 and 118,854,249 shares issued and outstanding as of October 2, 2021 and December 31, 2020, respectively	12	12
Additional paid-in capital	377,649	265,478
(Accumulated deficit) retained earnings	(42,596)	13,765
Accumulated other comprehensive income	430	2,354
Total stockholders' equity	335,495	281,609
Total liabilities and stockholders' equity	733,745	$646,676

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Latham Group, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three Fiscal Quarters Ended
	October 2, 2021	September 26, 2020
Cash flows from operating activities:
Net (loss) income	$(56,361)	$18,703
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	23,689	17,461
Amortization of deferred financing costs and debt discount	5,907	1,867
Stock-based compensation expense	104,578	1,442
Other non-cash	1,349	825
Gain on sale of equity method investment	(3,856)	–
Earnings from equity method investment	(1,808)	–
Distributions received from equity method investment	1,808	–
Changes in operating assets and liabilities:
Trade receivables	(43,134)	(18,732)
Inventories	(16,128)	(2,202)
Prepaid expenses and other current assets	(4,774)	279
Income tax receivable	(1,752)	(1,287)
Other Assets	(465)	–
Accounts payable	10,550	16,192
Accrued expenses and other current liabilities	9,740	20,449
Other long-term liabilities	83	59
Net cash provided by operating activities	29,426	55,056
Cash flows from investing activities:
Purchases of property and equipment	(19,242)	(9,677)
Proceeds from the sale of property and equipment	33	560
Return of equity method investment	447	–
Proceeds from the sale of equity method investment	6,796	–
Net cash used in investing activities	(11,966)	(9,117)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	172,813	–
Payments on long-term debt borrowings	(164,833)	(20,925)
Proceeds from borrowings on revolving credit facility	16,000	5,000
Payments on revolving credit facility	(16,000)	(5,000)
Deferred financing fees paid	(1,250)	–
Dividend to Class A unitholders	(110,033)	–
Proceeds from the issuance of common stock	–	615
Proceeds from initial public offering, net of underwriting discounts, commissions and offering costs	399,264	–
Repurchase and retirement of treasury stock	(281,638)	(576)
Payments of Narellan Group Pty Limited contingent consideration	–	(6,624)
Net cash provided by (used in) financing activities	14,323	(27,510)
Effect of exchange rate changes on cash	(224)	769
Net increase (decrease) in cash	31,559	19,198
Cash at beginning of period	59,310	56,655
Cash at end of period	$90,869	$75,853
Supplemental cash flow information:
Cash paid for interest	$14,208	$12,693
Income taxes paid, net	$15,213	$9,100
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$226	$635
Capitalized internal-use software included in accounts payable – related party	$1,050	$–
Fair value of equity issued by Parent to settle contingent consideration in connection with the acquisition of Narellan Group Pty Limited	$–	$2,208

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Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Net (loss) income	$(11,296)	$17,740	$(56,361)	$18,703
Depreciation and amortization	8,019	5,852	23,689	17,461
Interest expense	4,271	3,992	20,843	13,633
Income tax expense	7,807	5,811	15,908	8,251
Loss on sale and disposal of property and equipment	38	211	225	211
Restructuring charges(a)	376	199	783	832
Stock-based compensation (b)	27,603	978	104,578	1,442
Unrealized (gains) losses on foreign currency transactions(c)	1,740	(1,377)	948	1,188
Strategic initiative costs(d)	778	1,148	1,154	3,697
Acquisition and integration related costs(e)	306	34	378	272
Other(f)	(3,535)	563	(3,626)	671
IPO costs(g)	–	–	3,956	–
Adjusted EBITDA	$36,107	$35,151	$112,475	$66,361
Net sales	161,957	127,512	491,592	291,468
Net (loss) income margin	(7.0% )	13.9%	(11.5% )	6.4%
Adjusted EBITDA margin	22.3%	27.6%	22.9%	22.8%

(a) Represents severance and other costs for our executive management changes.

(b) Represents non-cash stock-based compensation expense.

(c) Represents foreign currency transaction (gains) and losses associated with our international subsidiaries and changes in the fair value of the contingent consideration recorded in connection with the acquisition of Narellan Group Pty Limited and its subsidiaries, which was settled in September 2020.

(d) Represents fees paid to external consultants for our strategic initiatives.

(e) Represents acquisition and integration costs primarily related to the acquisition of GLI, the equity investment in Premier Pools & Spas, as well as other costs related to potential transactions.

(f) Other costs consist of other discrete items as determined by management, primarily including (i) fees paid to external advisors for various matters, (ii) the cost incurred and insurance proceeds related to our production facility fire in Picton, Australia in 2020, (iii) costs incurred in response to the COVID-19 pandemic, offset by government grants received in the United States, Canada and New Zealand and (iv) gain on sale of equity method investment.

(g) Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal, accounting and professional fees incurred in connection with the IPO that are not capitalizable, which are included within selling, general and administrative expense.

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Fiscal 2021 Outlook

A reconciliation of Latham’s projected Adjusted EBITDA to net income is not available due to uncertainty related to our future income tax expense.

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